EXHIBIT 99.1

Tandy Brands Provides Update on Current Events

  Appoints John Little as Chief Restructuring Officer
  Plans to file Form 10-Q on or before April 22, 2013
  Provides updates on negotiations with senior lender to address covenant violation

DALLAS, March 8, 2013 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today provided an update on current events.

"Because of the disappointing performance of a portion of our Gifts segment in December 2012 we violated the fixed-charge coverage covenant in our credit agreement with our senior lender," said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. "Although total gross sales targets were met, the profit miss was driven by a highly promotional retail environment, which drove higher than expected sales allowances and higher returns of unsold inventories, both of which reduced our gift net sales in the quarter ended December 31, 2012."

Appoints John Little Chief Restructuring Officer

"Today, although we are in violation of the fixed-charge coverage covenant, we remain in compliance with the liquidity covenants with our senior lender. However, the profit miss and seasonal nature of our business has reduced our liquidity to a point we believe outside capital is necessary in the near term to solidify our balance sheet," said McGeachy. "To facilitate this, we are leveraging the capabilities of Deloitte Financial Advisory Services LLP, and specifically, the expertise of John Little."

The Company is pleased to engage the services of Mr. Little as Chief Restructuring Officer, and has provided the following biography for Mr. Little:

Mr. Little has over 25 years of management and leadership experience and specializes in corporate restructuring services including working capital management, debt capacity analysis, business plan analysis and development, performance improvement, vendor and business partner diligence, as well as many other business performance issues.  He holds both the Chartered Financial Analyst (CFA®) and the Certified Turnaround Professional (CTP®) designations.  Prior to joining Deloitte & Touche LLP, Mr. Little served as an active duty officer in U.S. Army Engineer and Special Forces (Green Beret) units. Mr. Little will remain a principal of Deloitte Financial Advisory Services LLP while he is engaged by the Company as a consultant.

The Company said the primary responsibilities of Mr. Little as its interim Chief Restructuring Officer are:

  Evaluating capital structure alternatives and identifying additional sources of financing
  Developing and executing plans to improve liquidity against existing assets
  Executing profitability improvement initiatives
  Communicating with select key stakeholders

"John and his team have quickly learned our business and he has earned the respect of our management team and our lender," said McGeachy. "John brings a unique skill set to our organization that will serve us well during this time and allow our leadership team more time to focus on serving our retail partners and executing our core operations."

Plans to file Form 10-Q on or before April 22, 2013

The Company announced plans to file its quarterly report on Form 10-Q for the fiscal second quarter ended December 31, 2012 on or before April 22, 2013.

"We evaluated our assets and decided to market certain inventories more aggressively than historical averages in order to accelerate demand. These actions have already generated additional liquidity," said McGeachy. "As a result of this effort, we expect to incur material inventory write-down charges which will be reflected in our second quarter results," continued McGeachy.

"Although we learned some tough lessons this past holiday, we believe we are taking appropriate aggressive action to accelerate our turnaround in order to deliver sustainable profitability and enhance our competitive position going forward. Specifically, we are evaluating how to improve our business by reducing its complexity, including how we serve customers, manage the supply chain, and use our facilities," continued Mr. McGeachy.

Updates on negotiations with senior lender to address covenant violation

Tandy Brands confirmed it is in breach of the fixed charge coverage covenant and is in negotiations with its senior lender to address this violation.

"We fully expect to resolve our covenant breach with our senior lender in the near term," said McGeachy. "While we cannot provide any assurances that these negotiations or our capital raising efforts will be successful, the markets seem receptive to providing the funding with sufficient flexibility we need to achieve our profitability goals," continued McGeachy.

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts, small leather goods and bags.  Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, negotiations with our senior lender, the current default under our credit agreement, our ability to secure additional or alternative capital, our ability to successfully implement certain restructuring initiatives, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

CONTACT: Tandy Brands Accessories, Inc.
         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Financial Officer
         214-519-5200